Exhibit 99.1

Alexion Acquires Taligen Therapeutics and Creates Translational

Medicine Group to Accelerate Development of Expanded Portfolio

CHESHIRE, Conn.—(BUSINESS WIRE)—Alexion Pharmaceuticals, Inc. announced that it has acquired Taligen Therapeutics, Inc., a privately held development-stage biotechnology company based in Cambridge, Mass. The acquisition broadens Alexion’s portfolio of product candidates and expands Alexion’s capabilities in translational medicine by bringing additional accomplished researchers to the Company. Alexion gains promising pre-clinical compounds, including potential treatments for patients with ophthalmic diseases such as age-related macular degeneration (AMD), as well as other novel antibody and protein regulators of the complement inflammatory pathways.

The acquisition was completed with an upfront cash payment of $111 million for 100 percent of Taligen’s equity interests. Additional contingent payments would be earned upon reaching various clinical efficacy and product approval milestones in both the US and European Union for up to six products.

“Taligen’s talented scientists and impressive technology will enhance Alexion’s world-class staff and breakthrough research and development programs, substantially increasing our ability to develop first-in-class therapies for patients with severe diseases,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “As product development opportunities continue to expand, we look forward to increasing the quality, speed, and throughput of our combined current and future development programs for the benefit of patients worldwide.”

Taligen’s scientific staff will form the nucleus of Alexion’s new Cambridge Massachusetts-based Translational Medicine Group, headed by Abbie Celniker, Ph.D., former CEO of Taligen and now Head of Translational Medicine at Alexion. Dr. Celniker will report to Stephen Squinto, Ph.D., Executive Vice President and Head of Research and Development at Alexion. “Alexion has proven how highly innovative science can result in life-transforming therapies for patients with debilitating disorders,” said Dr. Celniker. “We are excited to be combining our research and development capabilities with Alexion’s global team with the goal of accelerating the investigation of novel molecules from our combined portfolios and developing additional first-in-class compounds.”

“We are pleased that Alexion recognized the potential of Taligen’s innovative product pipeline and exceptional team. This transaction was compelling to us because of Alexion’s demonstrated ability to develop and commercialize first-in-class medicines,” said Dr. Nicholas Galakatos, a director of Taligen and a Managing Director at Clarus Ventures. “I, along with my colleagues at Alta Partners and Sanderling Ventures are delighted to have participated in the success of Taligen and look forward to the many future benefits that this combination will offer to patients with severe disorders.”

Alexion will provide 2011 financial guidance in February, including transaction-related one-time expenses. Non-GAAP Research and Development expenses for 2011 are expected to be approximately 18% of sales, including activities associated with Taligen’s programs.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. Alexion is engaged in the discovery, development and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and kidney diseases, neurologic disorders, transplant, other inflammatory disorders, and cancer. Soliris® (eculizumab), Alexion’s first marketed product, is approved in more than 35 countries as a therapy for patients with PNH, a debilitating and ultra-rare life-threatening blood disorder. Alexion is evaluating other potential indications for Soliris and is pursuing development of other innovative biotechnology product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharma.com.

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Safe Harbor Statement

This news release contains forward-looking statements, including statements related to potential benefits from the acquisition of Taligen, and its employees, technology and product candidates. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including for example those risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Quarterly Report on Form 10-Q for the period ended September 30, 2010, and in Alexion’s other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

Contacts

Alexion Pharmaceuticals, Inc.

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